Senseonics Holdings, Inc. Reports Fourth Quarter and Full Year 2024 Financial Results

Received FDA approval for Eversense® 365 Continuous Glucose Monitoring system and launched Eversense 365 with commercial partner, Ascensia

Patient base increased 56% in 2024 over 2023 to approximately 6,000 global patients

GERMANTOWN, MD., March 3, 2025 (GLOBE NEWSWIRE) -- Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the fourth quarter ended December 31, 2024.

Recent Highlights & Accomplishments:

●	Eversense® 365 approved and launched in the U.S. during 2024 as an integrated continuous glucose monitoring (iCGM) system for people with Type 1 and Type 2 diabetes
●	Patient base increased 56% in 2024 over 2023 to approximately 6,000 global patients
●	Early indicators of U.S. Eversense 365 launch performance were favorable:
-	New patient shipments of approximately 600 in December were the highest monthly total in company history
-	Exceeded 2,400 annual U.S. Eversense prescribers during 2024 with the majority being new prescribers
-	81% of our patients have switched to Eversense from competitive CGM’s
●	Completed submission of CE Mark application in Q1 2025 for Eversense 365 in European Union
●	Initiated collaboration with Mercy Health as case study on Eversense and remote patient monitoring use with other cost-conscious health systems
●	Generated revenue of $8.3 million in the fourth quarter of 2024 and revenue of $22.5 million in the full year 2024
●	Executed a restructuring process with a target cash operating expense reduction of $10M in 2025
●	Raised gross proceeds of more than $20 million in 2024 and additional gross proceeds of approximately $27.0 million in early 2025 from equity offerings to strengthen the balance sheet

“We took a giant step forward in diabetes care in 2024, delivering on our promise of One Year, One CGM, with the Eversense 365 CGM system. The feedback we have received from patients and providers has been very positive, and we are just getting started. We see our 365 day product as the catalyst for revenue growth, as well as for the future of blood glucose monitoring,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “Eversense 365 is the foundational base for the next generation Gemini and Freedom systems, and we are progressing in our plans to add automated insulin delivery with pump connectivity to Eversense 365.”

Brian Hansen, President of CGM at Ascensia Diabetes Care and a Director of Senseonics, remarked, “Since joining Ascencia’s CGM division a year ago, I’ve watched Senseonics deliver on its promises to patients. Although we are still in the early months of the U.S. launch, key commercial metrics have been positive, which we believe indicates good demand for Eversense in the marketplace. We’re looking forward to launching in the EU and bringing this revolutionary CGM option to more patients with diabetes.”

Fourth Quarter 2024 Results:

Total revenue for the fourth quarter of 2024 was $8.3 million compared to $8.0 million for the fourth quarter of 2023. U.S. revenue was $6.2 million for both the fourth quarter of 2024 and 2023, and revenue outside the U.S. was $2.1 million in the fourth quarter of 2024 compared to $1.8 million in the prior year period.

Fourth quarter 2024 gross profit of $4.0 million compared to gross profit of $1.1 million for the fourth quarter of 2023. The increase in gross profit was primarily driven by increased margins on the 365-day product, but does include the impact of approximately $1.6 million in manufacturing costs previously expensed to research and development expenses prior to FDA approval of the 365-day product.

Fourth quarter 2024 selling, general and administrative expenses increased by $1.5 million year-over-year, to $8.9 million. The increase was primarily driven by personnel costs, consulting fees and legal expenses.

Fourth quarter 2024 research and development expenses decreased by $1.4 million year-over-year, to $9.4 million. The decrease was primarily due to a reduction in clinical studies spend and consultant costs due to the completion of 365-day product trials.

Net loss was $15.5 million, or a $0.02 loss per share, in the fourth quarter of 2024 compared to net loss of $17.2 million, or a $0.03 loss per share, in the fourth quarter of 2023. Net loss decreased by $1.7 million primarily due to improved gross profit margins of Eversense 365.

Full Year 2024 Results:

Total revenue for 2024 was $22.5 million compared to $22.4 million in 2023. U.S. revenue was $15.3 million in 2024 compared to $14.1 million in 2023, and revenue outside the U.S. was $7.2 million in 2024 compared to $8.3 million in 2023.

Gross profit for 2024 was $0.5 million, a decrease from $3.1 million in 2023. The decrease in gross profit was primarily driven by $4.8 million in one-time charges as the result of the transition from Eversense E3 to Eversense 365, partially offset by an estimated reduction of $1.6 million in pre-approval manufacturing costs previously expensed to research and development expenses.

Selling, general and administrative expenses for 2024 increased by $4.3 million year-over-year, to $34.2 million. The increase was primarily driven by personnel costs, consulting fees and legal expenses.

Research and development expenses for 2024 decreased by $7.6 million year-over-year, to $41.1 million. The decrease was primarily due to a reduction in clinical studies spend and other research costs due to the completion of 365-day product trials. These savings were partially offset by pre-approval inventory costs associated with the manufacturing of the 365-day product.

Net loss was $78.6 million, or a $0.12 loss per share, in 2024 compared to net loss of $60.4 million, or a $0.11 loss per share, in 2023. Net loss increased by $18.2 million primarily due to a reduction in gains due to the exchange of outstanding convertible notes and gains driven by changes in the fair value of derivatives.

Cash, cash equivalents and restricted cash were $74.9 million and outstanding indebtedness was $56.2 million as of December 31, 2024. Subsequent to the end of the fourth quarter, the remaining outstanding

2025 Convertible Notes in the aggregate principal amount of $20.4 million were repaid, reducing the principal debt outstanding to $35 million. Additionally, after year-end, Senseonics has received gross proceeds of approximately $27.0 million from the sale of common stock utilizing its at-the-market facility.

Full Year 2025 Financial Outlook

Senseonics expects full-year 2025 global net revenue to be approximately $34-38 million as we continue to roll out Eversense 365 to U.S. patients. The full-year 2025 financial outlook assumes approximately doubling the global patient base. The financial outlook takes into consideration the following factors: (i) refined visibility of the timeline and specifications for the regulatory approval and the plans for commercial transition to Eversense 365 outside the United States, (ii) plans with respect to spending on the DTC marketing campaign to generate leads, (iii) the status of other sales and marketing initiatives, (iv) utilization of the patient assistance programs for Eversense 365, and (v) transition of reimbursement from Eversense E3 to Eversense 365. Gross margins are expected to increase throughout 2025, with 2025 gross margins between 25 – 30% for the year. Cash utilization in 2025 is expected to be between $50-$60 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, March 3, 2025, to discuss these financial results and recent business developments. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at this link. Individuals interested in participating in the call via telephone may access the call by dialing +1-800-445-7795 (+1-785-424-1699 for those outside the U.S. or Canada) and referencing Conference ID SENSQ4. A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics
Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense
The Eversense® Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense® 365 and 180 days for Eversense® E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 14 for Eversense® 365 and one time per day after day 21 for Eversense® E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

About Ascensia Diabetes Care
Ascensia Diabetes Care is a global company focused entirely on helping people with diabetes. Our mission is to empower those living with diabetes through innovative solutions that simplify and improve their lives. We are home to the world-renowned CONTOUR® portfolio of blood glucose monitoring systems and the exclusive global distribution partner for the Eversense® Continuous Glucose Monitoring Systems from Senseonics. These products combine advanced technology with user-friendly functionality to help people with diabetes manage their condition and make a positive difference to their lives. As a trusted partner in the diabetes community, we collaborate closely with healthcare professionals and other partners to ensure our products meet the highest standards of accuracy, precision and reliability, and that we conduct our business compliantly and with integrity.

Ascensia is a member of PHC Group and was established in 2016 through the acquisition of Bayer Diabetes Care by PHC Holdings Corporation. Ascensia products are sold in more than 100 countries. Ascensia has around 1,400 employees and operations in 29 countries. For further information, please visit the Ascensia Diabetes Care website at: http://www.ascensia.com.

About PHC Holdings Corporation
PHC Holdings Corporation (TSE 6523) is a global healthcare company with a mission of contributing to the health of society through healthcare solutions that have a positive impact and improve the lives of people. Its subsidiaries (referred to collectively as PHC Group) include PHC Corporation, Ascensia Diabetes Care Holdings AG, Epredia Holdings Ltd., LSI Medience Corporation, Mediford Corporation, and Wemex. Together, these companies develop, manufacture, sell and service solutions across diabetes management, healthcare solutions, life sciences and diagnostics. PHC Group’s consolidated net sales in FY2023 were JPY 353.9 billion with global distribution of products and services in more than 125 countries. www.phchd.com

©2024 Ascensia Diabetes Care Holdings AG. All right reserved. Ascensia, the Ascensia Diabetes Care logo and Contour are trademarks and/or registered trademarks of Ascensia Diabetes Care Holdings AG.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue, gross margin, cash flow and global installed customer base projections, and global installed customer base assumptions, under the heading “Full Year 2025 Financial Outlook,” statements regarding plans, timing and success of the commercial launch of the 365-day system and the adoption of, access to, or growth of use of Eversense, statements regarding future demand for Eversense, statements regarding development programs and next generation systems, statements regarding the addition of insulin pump connectivity to Eversense 365, statements regarding future approval and the potential to commercially launch Eversense 365 outside the U.S., statements regarding cash operating expense reductions and results of the Company’s restructuring process, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the reliance on and execution of the independent business unit of Ascensia Diabetes Care, the Company’s commercialization partner for Eversense, and other commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration and roll-out of new technology and solutions, uncertainties inherent in finalizing integration and commercial terms and coordination with health systems and other new collaboration partners and third parties, uncertainties inherent in the ongoing commercialization of the Eversense product and the expansion of the Eversense product and Senseonics’ and its partners’ activities, uncertainties relating to the current economic and regulatory/political environment, and such other factors as are set forth in the risk factors detailed in Senseonics' Annual Report on Form 10-K for the year ended December 31, 2024 and quarterly reports on Form 10-Q filed with the SEC under the heading "Risk Factors." In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-

looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Jeremy Feffer
LifeSci Advisors
investors@senseonics.com